Exhibit 99.1

RH REPORTS RECORD FIRST QUARTER FISCAL 2018 RESULTS

Corte Madera, CA - June 11, 2018 - RH (NYSE: RH) today announced first quarter fiscal 2018 results and Chairman & Chief Executive Officer, Gary Friedman, provided an update on the Company’s continued evolution and outlook.

RH Leadership will host a Q&A conference call at 2:00 p.m. PT (5:00 p.m. ET) today.

FIRST QUARTER HIGHLIGHTS

Q1 GAAP DILUTED EPS $1.11 vs. ($0.09) LY

Q1 ADJUSTED DILUTED EPS $1.33 vs. $0.05 LY

Q1 GAAP NET INCOME $28.1M vs. ($3.4M) LY

Q1 ADJUSTED NET INCOME $33.5M vs. $1.8M LY

Q1 GAAP OPERATING MARGIN 9.6% vs. 1.2% LY

Q1 ADJUSTED OPERATING MARGIN 9.6% vs. 1.5% LY

Q1 COMPARABLE BRAND REVENUE +1% vs. +9% LY

Q1 NET REVENUES -1% vs. +23% LY

ON FEBRUARY 4, 2018, RH ADOPTED ASU 2014-09 (TOPIC 606) REVENUE RECOGNITION ACCOUNTING STANDARD. THE COMPANY’S PREVIOUS AND CURRENT GUIDANCE CONFORMS TO THE NEW POLICY.  WHILE TOPIC 606 HAS NO MATERIAL IMPACT ON THE COMPANY’S FINANCIAL RESULTS FOR FISCAL 2018, WE HAVE PROVIDED A TABLE SHOWING THE ESTIMATED EFFECT BY QUARTER BELOW.

To Our People, Partners and Shareholders,

We articulated at the beginning of the year that we will be managing the business with a bias for earnings versus revenue growth in fiscal 2018. We will restrain ourselves from chasing low quality sales at the expense of profitability like many in our industry, and instead focus on building an operating platform that will enable us to compete and win over the long-term.

Our first quarter adjusted diluted earnings per share of $1.33 versus $0.05 last year reflects that focus and demonstrates the power of our new membership model, our unique and proprietary product offering, our efforts to revolutionize physical retailing, and our work designing a massively more efficient operating platform.

We achieved record adjusted operating margins of 9.6% in the first quarter versus 1.5% last year, more than double our previous Q1 record of 4.4% in the first quarter of fiscal 2015 when adjusted operating margins reached an all-time high of 9.7% for the full year.

Adjusted gross margins increased 750 basis points to a first quarter record of 38.0%, compared to 30.5% last year reflecting strong full price selling, lower outlet revenues, and a more streamlined distribution and reverse logistics network.

First quarter adjusted net income reached $33.5 million versus $1.8 million last year, and up more than three times our previous record of $9.8 million in the first quarter of fiscal 2015.

Comparable brand revenues grew 1% in the quarter, despite a 4 point drag from cycling last year’s inventory reduction efforts. Adjusted for last year’s inventory reduction efforts, comparable brand revenues increased 5% versus a 9% increase last year.

While first quarter net revenues of $557 million decreased 0.8% as a result of cycling the approximate 4 points of  revenue drag from SKU rationalization, and a 2 point drag from incremental outlet sales last year, adjusted gross margin dollars increased 23.5% versus a year ago demonstrating the true underlying strength of our business.

Our work this past year to consolidate our distribution center network from four facilities to two while streamlining operations throughout our supply chain, has resulted in a significantly more efficient cost and working capital model. We believe this new model will prove to be a long-term competitive advantage that will separate and distinguish RH’s operating results for years to come.

Raising Fiscal 2018 Guidance, Providing Second Quarter Guidance and Updating Long-Term Financial Targets

As a result of our strong first quarter performance and accelerating revenue trends in the second quarter, we are raising our fiscal 2018 guidance for a second time this year. We are providing the following updated guidance for fiscal 2018:

•	Adjusted net revenues in the range of $2.53 - $2.57 billion, an increase of 5% - 7% on a comparable 52-week vs. 52-week basis.

•	Adjusted gross margin in the range of 39.3% to 39.6% and adjusted SG&A as a percentage of revenue in the range of 28.6% to 28.9%.

•	Adjusted operating margin in the range of 10.4% - 11.0%.

•	Adjusted net income in the range of $168 - $181 million versus our previous range of $145 - $165 million.

•	Adjusted diluted earnings per share in the range of $6.32 - $6.85 based on a fully diluted share count of 26.5 million shares.

•	Net capital expenditures in the range of $75 million to $85 million.

•	Merchandise inventories in the range of $450 to $475 million, down 10% to 15% versus last year.

•	Free cash flow in excess of $260 million versus previous guidance for free cash flow in excess of $250 million.

We are providing the following guidance for the second quarter:

•	Adjusted net revenues in the range of $655 - $662 million, an increase of 6% - 7% versus last year.

•	Adjusted gross margin in the range of 40.5% to 40.7% and adjusted SG&A as a percentage of revenue in the range of 29.6% to 29.8%.

•	Adjusted operating margin in the range of 10.8% - 11.1%.

•	Adjusted net income in the range of $45 - $47 million.

•	Adjusted diluted earnings per share in the range of $1.70 - $1.77 based on a fully diluted share count of 26.5 million shares.

Last quarter, we introduced an Intermediate and Long-Term Outlook with expectations for accelerated revenue growth and continued margin expansion with line of sight to adjusted operating margins in the low-to-mid teens by 2021.

Based on investor feedback we are providing the following margin and leverage opportunities that would bridge to low-to-mid teens adjusted operating margins by Fiscal 2021:

•	150 - 200 basis points of expense savings and margin enhancement from our new operating platform.

•	150 - 200 basis points of margin expansion and SG&A leverage from our real estate transformation.

•	50 basis points from cycling the start-up costs from RH Hospitality.

•	50 basis points from neutralizing the earnings drag from Waterworks.

Additionally, we are updating our long-term targets to include a return on invested capital1 (ROIC) goal. As a result of our rapidly improving profitability and capital efficient operating and real estate strategies, we are now forecasting ROIC in excess of 30% by fiscal 2021, an increase from 22% expected in fiscal 2018 and 10% in fiscal 2017.

We see a clear path to $4 to $5 billion in North American revenues long-term. We also believe there is tremendous potential for the RH brand internationally, and we continue to explore opportunities to open our first Gallery in London.

Our long-term targets remain revenue growth of 8% - 12% and earnings growth of 15% - 20% annually.

2018 - A Continued Focus on Execution, Architecture and Cash

As communicated, we will continue to focus on executing our new business model, architecting a new operating platform and driving significant cash flow by increasing revenues and earnings, while decreasing inventory and capital spending.

We expect revenues to accelerate into the second quarter and through the second half of 2018 as we cycle last year’s inventory optimization efforts. Additionally, the new RH Interiors and RH Modern Source Books have been arriving in customer’s homes over the past several weeks. We expect to benefit from the introduction of several innovative new collections, and the incremental customer contact this year of RH Interiors in the Spring and RH Modern in the Fall.

RH President, Chief Operating, Service and Values Officer, DeMonty Price and his team are leading a movement within the Company to build an operating platform and customer culture that will leapfrog us far beyond the customer experience and operating results that currently define our industry.

DeMonty has infused the Supply Chain and Call Center organizations with dynamic new leadership from our Gallery teams. New Senior Vice President of Customer Delight Centers, Sandy Pilon, a 10 year RH veteran, and new Vice President of Home Delivery & Delight, Stefan Duban, a 17 year RH veteran, are quickly shifting the focus from orders to customers, and from deliveries to delight. They are infusing their teams with an energy and passion that is echoing throughout our Company and into the homes of our customers.

The work in home delivery includes a complete redesign of the network which will significantly increase the time product remains in its original packaging, reducing returns and damages, and in the majority of our markets, doubling the productivity of our delivery teams. We are also redesigning our call center network, closing a call center in Dallas, and opening a new Customer Delight Center at our headquarters in Corte Madera, CA ensuring the voice of the customer rings through the corridors of our corporate campus daily.

We expect our work to architect a new operating platform, inclusive of our distribution center network redesign, the redesign of our reverse logistics and outlet business, and the reconceptualization of our home delivery and customer experience, will drive lower costs and inventory levels, and higher earnings and inventory turns throughout the balance of fiscal 2018. Looking forward, we expect our ongoing efforts to result in a dramatically improved customer experience, continued margin enhancement and significant cost savings over the next several years.

Regarding our balance sheet and leverage ratios, we fully expect future cash flow will be adequate to repay the outstanding principal of our $650 million of zero coupon convertible notes at maturity in June 2019 and June 2020, respectively. As a reminder, we purchased a bond hedge that is designed to protect us against dilution on the 2019 notes up to $172 per share, and up to $189 per share for the 2020 notes.

Over the last three quarters, we have substantially reduced our net debt to trailing twelve months Adjusted EBITDA from 5x at the end the second quarter fiscal 2017 to 3x at the end of the first quarter fiscal 2018. Based on the continued strong financial performance of our business driving higher Adjusted EBITDA, we are in a position to reduce this ratio to less than 2x at the end of fiscal 2018.

The strength of our business and the reduction in leverage we have achieved during the past three quarters puts us in a strong position to take advantage of the positive conditions in the capital markets. We currently have multiple financing alternatives available to us on favorable terms that could provide us with additional financial flexibility with respect to capital allocation.

Looking back, had we not been opportunistic in responding to the favorable market conditions through our convertible notes financings in 2014 and 2015, we would not have been in a position to repurchase $1 billion of our stock when it was undervalued last year, which has proven to be an excellent allocation of capital for the benefit of our shareholders. We are regularly evaluating various low interest rate financing alternatives and expect to follow the same opportunistic capital allocation approach in the future regarding both sources and uses of capital.

As we did in fiscal 2017, we will once again hold ourselves back from adding new businesses in fiscal 2018 outside of ongoing investments in RH Hospitality as we remain focused on optimizing the profitability of our new operating platform. We will continue to manage the business with a bias for earnings versus revenue growth, and will restrain ourselves from chasing low quality sales at the expense of profitability like many in our industry.

It remains clear to us as we witness the failures of high growth - no profit, online pure plays and the declining operating margins of traditional retailers who are driving an unnatural shift online, that the complexities and costs of scaling a furniture business will favor those who control their brand from concept to customer, offer an immersive and inspiring physical and digital experience, and have a superior logistics network that extends the brand into the customer’s home.  The road of endless promotions, free shipping, and a shrinking store base is resulting in broken and unsustainable retail models. We prefer the road less traveled by, and like Robert Frost, believe it will make all the difference.

We plan to continue our quest to revolutionize physical retailing in fiscal 2018 and will open four new Galleries this year in Portland (opened in March), Nashville, Yountville, and New York, the latter three with our integrated hospitality experience.

The Nashville Gallery is inspired by the historic architecture and design of RH Chicago, with a central courtyard cafe that features a soaring steel and glass atrium where you can dine under heritage olive trees while listening to the sound of trickling fountains, enjoy a glass of wine in our dramatic wine vaults or explore the gallery with a handcrafted coffee drink from our barista bar. The Gallery displays full presentations of RH Interiors, Modern, Outdoor, Baby & Child and Teen, plus a Design Atelier to support our efforts to build the largest luxury design firm in North America. RH Nashville opens this Friday, June 15.

With a modern steel and glass industrial structure rising up five floors through the original historic brick facade, RH New York, the Gallery in the Historic Meatpacking district, is an architectural masterpiece located on what is becoming one of the most iconic corners of the city. The 90,000 gross square feet of indoor and outdoor space is connected by a soaring central atrium with stacked cast iron columns, a grand staircase that features the art installation “Rain” by the renowned Los Angeles-based artist, architect, and designer Alison Berger, and a transparent elevator which lifts you up to a glass encased rooftop restaurant with retractable doors that open out to a beautiful landscaped park with all-day sunshine and incredible views of downtown and the Freedom Tower. The Gallery also features a barista bar, an outdoor wine terrace where you can enjoy a glass of wine or a morning coffee, full floors of RH Interiors, Modern, Outdoor, Baby & Child and Teen, plus an expansive Design Atelier with private presentation rooms.

RH New York provides us the rare opportunity, in arguably the most important city in the world, to develop a ground up retail experience like no other. Currently, our plan is to open in September pending the city completing the infrastructure and street work that has been massively disruptive to businesses in the neighborhood. Long-term - with the recent opening of the Whitney Museum; the redevelopment of Gansevoort Street where our first RH Guesthouse will open in the Summer of 2019; the expansion of Google’s headquarters in Chelsea Market; the multiple new buildings under development in the neighborhood; all of which will be tied together by new beautifully landscaped Belgian brick streets and connected by the landmark High Line - we believe our new Gallery will become a global destination and positions RH well for future international expansion.

RH Yountville, scheduled to open early Fall, will be an integrated compound of food, wine, art and design. Reflective of the local culture, and intended to engage the global luxury clientele who visit and vacation in the Napa Valley, RH Yountville includes the Historic Ma(i)sonry Building, which we are transforming into a two story dramatic stone wine vault with beautiful outdoor trellis covered living rooms that can be reserved for exclusive wine tastings from some of the Valley’s rare and hard to acquire wines. We are finishing construction of three new pavilions on the property, including an indoor - outdoor restaurant with a glass roof and retractable steel and glass doors where you will dine under heritage olive trees while listening to the sound of trickling water from dramatic central fountains. The pavilions will be connected by lush garden courtyards with outdoor fireplaces and walking paths of crushed granite with bluestone pavers. Two of the new pavilions will feature rotating artistic installations of RH Interiors and RH Modern, plus a Design Atelier to work on design projects with our guests. The five building compound will also include a Doughnut Vault. This Chicago based icon from President of RH Hospitality, Brendan Sodikoff, is consistently recognized as one of the best doughnut shops in America. Complete with the vintage and iconic Doughnut Vault Truck, an Instagram favorite, that will reside in our parking lot and be cruising the local streets of Yountville on weekend mornings. RH Yountville will be a unique and immersive brand experience, one that will continue to position the brand as a taste, style and creative leader in our industry.

2019 - A Pivot to High Quality, Sustainable Growth

We plan a return to our product and brand expansion strategy in 2019, which has been on hold as we focused on our move to membership and the architecture of our new operating platform. We have several new brand extension plans in our development pipeline, and look forward to unveiling them as we pivot back to growth next year.

We plan to increase our investment in RH Interior Design, with a goal of building the leading Interior Design Firm in North America. We believe there is a significant revenue opportunity by offering world class design and installation services as we move the brand beyond creating and selling products to conceptualizing and selling spaces. You will notice the expanded presence of RH Interior Design in our RH Interiors and RH Modern Source Books, and our IMAGINE advertising campaign in many of the leading shelter magazines.

We have developed a new prototype Design Gallery that will enable us to more quickly place our disruptive product assortment and immersive retail experience into the market. The new prototype is based on key learnings from our recent Gallery openings and will range in size from 33,000 square feet inclusive of our integrated hospitality experience to 29,000 square feet without. These new Galleries will represent our assortments from RH Interiors, Modern, Baby & Child, Teen and Outdoor. Due to the reduced square footage and efficient design, these new prototypes will be more capital efficient with less time and cost risk, but yield similar productivity. We anticipate these new Galleries will represent approximately two thirds of our target markets and enable us to ramp from 3 to 5 new Galleries per year, to a pace of 5 to 7 new Galleries per year.

We will continue to develop and open larger Bespoke Design Galleries in the top metropolitan markets, and indigenous Bespoke Galleries in the best second home markets where the wealthy and affluent visit and vacation. Examples include the Hamptons, Aspen, Palm Beach and the Napa Valley, among others.

We continue to evolve from a leasing to a development model that will reduce occupancy costs and increase our return on capital. We currently have two projects, Yountville and Edina, under construction using this new model, and have an additional five development projects in the pipeline. In the case of Yountville and Edina, we expect to do a sale-leaseback that would allow us recoup all of our capital, possibly more. In some cases we are pre-selling and structuring the transaction where the capital to build the project is advanced by the buyer during construction, which would require zero upfront capital from RH.

Additionally, due to the productivity and proof of concept of our recent new Galleries, we are able to negotiate capital light traditional leasing deals, where 65% to 100% of the capital requirement will be funded by the landlord, versus 50% previously. All of the above mentioned deal structures lead to lower capital requirements, and significantly higher returns on invested capital.

Building a Brand with No Peer and a Customer Experience That Cannot Be Replicated Online

We do understand that the strategies we are pursuing - opening the largest specialty retail experiences in our industry while most are shrinking the size of their retail footprint or closing stores; moving from a promotional to a membership model, while others are increasing promotions, positioning their brands around price versus product; continuing to mail inspiring Source Books, while many are eliminating catalogs; and refusing to follow the herd in self-promotion on social media, instead allowing our brand to be defined by the taste, design, and quality of the products and experiences we are creating - are all in direct conflict with conventional wisdom and the plans being pursued by many in our industry.

We believe when you step back and consider: one, we are building a brand with no peer; two, we are creating a customer experience that cannot be replicated online; and three, we have total control of our brand from concept to customer, you realize what we are building is extremely rare in today’s retail landscape, and, we would argue, will also prove to be equally valuable.

In closing, we are deeply grateful for our people and partners whose passion and persistence bring our vision and values to life each day, as we pursue our quest to become one of the most admired brands in the world.

Carpe Diem,

Gary

Gary Friedman

Chairman & Chief Executive Officer

1 Return on invested capital (ROIC): We define ROIC as adjusted operating income after-tax for the most recent twelve-month period, divided by the average of beginning and ending debt and equity less cash and equivalents as well as short and long term investments for the most recent twelve-month period. ROIC is not a measure of financial performance under GAAP, and should be considered in addition to, and not as a substitute for other financial measures prepared in accordance with GAAP. Our method of determining ROIC may differ from other companies’ methods and therefore may not be comparable.

Q&A CONFERENCE CALL INFORMATION

Accompanying this release, RH leadership will host a live question and answer conference call at 2:00 p.m. PT (5:00 p.m. ET). Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.rh.com. A replay of the question and answer session conference call will be available through June 25, 2018 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 1575188, as well as on the Company’s investor relations website.

ABOUT RH

RH (NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com, RHModern.com and Waterworks.com.

NON-GAAP FINANCIAL MEASURES

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenue, adjusted net income, adjusted diluted earnings per share, free cash flow, adjusted operating margin, and Adjusted EBITDA (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation statements related to: our future financial and business outlook and guidance for the second, third and fourth quarters of fiscal 2018 and for the fiscal year 2018 as well as for intermediate and long term timeframes, including our guidance and outlook with respect to revenues, adjusted net income, adjusted diluted earnings per share, adjusted gross margin, capital expenditures, merchandise inventories, free cash flow, adjusted operating margin, anticipated diluted shares outstanding and net revenue growth, ration of net total debt to trailing twelve months Adjusted EBITDA; our focus on managing the business with a bias for earnings versus revenue growth in 2018; our belief that we are building a massively more efficient operating platform that will enable us to compete and win over the long-term; our belief that our work this past year to consolidate our distribution center network from four facilities to two, while streamlining operations throughout our supply chain, has resulted in a significantly more efficient cost and working capital model and that this new model will prove to be a long-term competitive advantage that will separate and distinguish RH’s operating results for years to come; our expectations for accelerated revenue growth and continued margin expansion with line of sight to adjusted operating margins in the low-to-mid teens by 2021, including by cycling the start-up costs from RH Hospitality of approximately 50 - 70 basis, neutralizing the earnings drag from Waterworks of approximately 40 - 60 basis points, cost savings and margin enhancement from our new operating platform of approximately 150 - 200 basis points and gross margin expansion and selling, general and administrative expense leverage from our real estate transformation of approximately 150 - 200 basis points; our forecast of ROIC in excess of 30% by fiscal 2021, an increase from 22% expected in fiscal 2018, as a result of our rapidly improving profitability, and capital efficient operating and real estate strategies; our focus on executing our new business model, architecting a new operating platform and driving significant cash flow by increasing revenues and earnings, while decreasing inventory and capital spending; our expectation that revenues will accelerate into the second quarter and through the second half of 2018 as we cycle last year’s inventory optimization efforts; our expectation that we will benefit from the introduction of several innovative new collections and the incremental customer contact this year of RH Interiors in the Spring and RH Modern in the Fall; our belief that we are building an operating platform and customer culture that will leapfrog us far beyond the customer experience and operating results that currently define our industry; our expectation that our complete redesign of our home delivery network will significantly increase the time product remains in its original packaging, reduce returns and damages, and in the majority of our markets, double the productivity of our delivery teams; our plan to redesign our customer care center network, including closing a care center in Dallas and opening a new care center at our headquarters in Corte Madera, CA; our expectation that our work to architect a new operating platform, inclusive of our distribution center network redesign, the redesign of our reverse logistics and outlet business, and the reconceptualization of our home delivery and customer experience, will drive lower costs and inventory levels, and higher earnings and inventory turns throughout the balance of fiscal 2018; our expectation that future cash flow will be adequate to repay the outstanding principal balance of our $650 million of zero coupon convertible notes due in June 2019 and June 2020; our belief that, based on the continued strong financial performance of our business, we are in a position to reduce the ratio of net debt to trailing twelve month Adjusted EBITDA to less than 2x at the end of fiscal 2018; our belief that the strength of our business and the reduction in leverage we have achieved during the past three quarters puts us in a strong position to take advantage of the positive conditions in the capital markets and that we currently have multiple financing alternatives available to us on favorable terms that could provide us with additional financial flexibility with respect to capital allocation; our belief that our stock repurchases in fiscal 2017 has proven to be an excellent allocation of capital for the benefit of our shareholders and our expectation to follow the same opportunistic capital allocation approach in the future regarding both sources and uses of capital; our plan to make ongoing investments in RH Hospitality in fiscal 2018; our plan to open new Galleries in Nashville on June 15, 2018, in September in New York pending the city completing infrastructure and street work and in early fall in Yountville; the product assortment and integrated hospitality experience to be presented at such new Galleries and the anticipated customer experience at such new Galleries; our expectation to open our first RH Guesthouse in New York in the Summer of 2019; our expectations concerning product and business expansion beginning in 2019; our plans regarding our new prototype Design Gallery including our expectations regarding its capital efficiency, timing, cost risk and productivity and representing approximately two thirds of our target markets; our objective to increase the pace of new Gallery openings from 3 to 5 per year to 5 to 7 per year; our plans to develop and open larger Bespoke Design Galleries; our plan to move from a leasing to a development model, our five projects in the development pipeline beyond Yountville and Edina, and our expectation that this model will reduce occupancy costs and increase our return on capital; our expectation that we will be able to negotiate capital light traditional leasing deals, where we expect that 65% to 100% of the capital requirement will be funded by the landlord, versus 50% previously; our potential for the RH brand internationally and our opportunities to open a Gallery in London; any financial or operational factors or results that are described as short term, one-time, non-recurring or unusual (as similar operational or financial factors may adversely affect the Company’s future results including as a result of charges, costs and other items that may occur in one or more subsequent financial reporting periods); and any statements or assumptions underlying any of the foregoing. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations or the assumptions set forth in this release include, among others, our ability to retain key personnel; successful implementation of our growth strategy; our ability to leverage Waterworks; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; our decisions concerning the allocation of capital; decisions concerning the allocation of capital including the extent to which we repurchase additional shares of our common stock which will affect shares outstanding and EPS; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

CONTACT

Cammeron McLaughlin

SVP, Investor Relations and Strategy

(415) 945-4998

cmclaughlin@rh.com

RH

REVENUE METRICS

(Unaudited)

	Three Months Ended
	May 5, 2018	April 29, 2017
Stores as a percentage of net revenues [a]	56%	56%
Direct as a percentage of net revenues	44%	44%
Growth in net revenues:
Stores [a]	(1)%	24%
Direct	(1)%	23%
Total	(1)%	23%
Comparable brand revenue growth	1%	9%

See the Company’s most recent Form 10-K and Form 10-Q filings for the definitions of stores, direct, and comparable brand revenue.

[a]

Stores data represents sales originating in retail stores, including Waterworks showrooms, and outlet stores. Net revenues for outlet stores, which include warehouse sales, were $43.2 million and $56.1 million for the three months ended May 5, 2018 and April 29, 2017, respectively.

RH

RETAIL GALLERY METRICS

(Unaudited)

As of May 5, 2018, the Company operated a total of 84 retail Galleries consisting of 17 Design Galleries, 46 legacy Galleries, 2 RH Modern Galleries and 4 RH Baby & Child Galleries throughout the United States and Canada, and 15 Waterworks showrooms throughout the United States and in the U.K. This compares to a total of 85 retail Galleries consisting of 14 Design Galleries, 50 legacy Galleries, 1 RH Modern Gallery and 5 RH Baby & Child Galleries throughout the United States and Canada, and 15 Waterworks showrooms throughout the United States and in the U.K., as of April 29, 2017.

In addition, as of May 5, 2018, the Company operated 32 outlet stores compared to 28 as of April 29, 2017.

	Three Months Ended
	May 5, 2018		April 29, 2017
	Store Count	Total Leased Selling Square Footage	Store Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	83	981	85	912
Retail Galleries opened:
Portland Design Gallery	1	26.0	—	—
RH Modern Dallas	1	8.2	—	—
Waterworks Scottsdale Showroom	1	2.2	—	—
Retail Galleries closed:
Portland legacy Gallery	(1)	(4.7)	—	—
Waterworks Scottsdale Showroom	(1)	(1.1)	—	—
End of period	84	1,012	85	912

Weighted-average leased selling square footage		984		912
% Growth year over year		8%		26%

See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.

Total leased square footage as of May 5, 2018 and April 29, 2017 was 1,358,000 and 1,242,000, respectively.

Weighted-average leased square footage for the three months ended May 5, 2018 and April 29, 2017 was 1,323,000 and 1,242,000, respectively.

Retail sales per leased selling square foot for the three months ended May 5, 2018 and April 29, 2017 was $275 and $284, respectively.

RH

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	May 5, 2018	% of Net Revenues	April 29, 2017	% of Net Revenues
Net revenues	$557,406	100.0%	$562,080	100.0%
Cost of goods sold	345,371	62.0%	391,824	69.7%
Gross profit	212,035	38.0%	170,256	30.3%
Selling, general and administrative expenses	158,434	28.4%	163,360	29.1%
Income from operations	53,601	9.6%	6,896	1.2%
Interest expense—net	17,035	3.1%	12,179	2.1%
Income (loss) before income taxes	36,566	6.5%	(5,283)	(0.9)%
Income tax expense (benefit)	8,507	1.5%	(1,913)	(0.3)%
Net income (loss)	$28,059	5.0%	$(3,370)	(0.6)%

Weighted-average shares used in computing basic net income (loss) per share	21,545,025		37,609,516
Basic net income (loss) per share	$1.30		$(0.09)

Weighted-average shares used in computing diluted net income (loss) per share	25,230,228		37,609,516
Diluted net income (loss) per share	$1.11		$(0.09)

RH

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	May 5, 2018	February 3, 2018	April 29, 2017
ASSETS
Cash and cash equivalents	$20,796	$17,907	$80,150
Merchandise inventories	530,657	527,026	683,984
Asset held for sale	—	—	8,179
Other current assets	98,678	99,997	142,357
Total current assets	650,131	644,930	914,670
Property and equipment—net	811,369	800,698	702,741
Goodwill and intangible assets	242,527	242,595	274,892
Other non-current assets	44,934	44,643	56,083
Total assets	$1,748,961	$1,732,866	$1,948,386

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Accounts payable and accrued expenses	$264,173	$318,765	$233,395
Deferred revenue, customer deposits and other current liabilities	232,323	200,570	210,526
Total current liabilities	496,496	519,335	443,921
Asset based credit facility	219,000	199,970	—
Term loan—net	79,528	79,499	—
Convertible senior notes due 2019—net	331,678	327,731	316,153
Convertible senior notes due 2020—net	257,425	252,994	240,120
Financing obligations under build-to-suit lease transactions	227,979	229,323	220,019
Other non-current obligations	128,213	131,350	105,395
Total liabilities	1,740,319	1,740,202	1,325,608

Stockholders’ equity (deficit)	8,642	(7,336)	622,778
Total liabilities and stockholders’ equity (deficit)	$1,748,961	$1,732,866	$1,948,386

RH

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	May 5, 2018	April 29, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$28,059	$(3,370)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,047	16,020
Other non-cash items	15,849	15,011
Change in assets and liabilities—net of acquisition:
Merchandise inventories	(4,032)	66,067
Accounts payable, accrued expenses and other	(51,608)	31,327
Net cash provided by operating activities	5,315	125,055

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(27,121)	(21,173)
Proceeds from sale of assets held for sale—net	—	4,900
Net proceeds from investments	—	175,801
Net cash provided by (used in) investing activities	(27,121)	159,528

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under asset based credit facility	19,030	—
Repayments under promissory and equipment security notes	(1,491)	—
Repurchases of common stock—including commissions	—	(300,140)
Net equity related transactions	2,572	2,418
Other financing activities	(3,319)	(1,365)
Net cash provided by (used in) financing activities	16,792	(299,087)
Effects of foreign currency exchange rate translation	(62)	(86)
Net decrease in cash and cash equivalents and restricted cash equivalents	(5,076)	(14,590)
Cash and cash equivalents
Beginning of period—cash and cash equivalents	17,907	87,023
Beginning of period—restricted cash equivalents (construction related deposits)	12,498	31,850
Beginning of period—cash and cash equivalents and restricted cash equivalents	30,405	118,873

End of period—cash and cash equivalents	20,796	80,150
End of period—restricted cash equivalents (construction related deposits)	4,533	24,133
End of period—cash and cash equivalents and restricted cash equivalents	$25,329	$104,283

RH

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended
	May 5, 2018	April 29, 2017
Net cash provided by operating activities	$5,315	$125,055
Capital expenditures	(27,121)	(21,173)
Payments on build-to-suit lease transactions	(3,207)	(1,289)
Payments on capital leases	(112)	(76)
Proceeds from sale of assets held for sale—net	—	4,900
Free cash flow [a]	$(25,125)	$107,417

[a]

Free cash flow is calculated as net cash provided by operating activities and net proceeds from sale of assets held for sale, less capital expenditures, payments on build-to-suit lease transactions and payments on capital leases. Free cash flow excludes all non-cash items, such as the non-cash additions of property and equipment due to build-to-suit lease transactions. Free cash flow is included in this press release because management believes that free cash flow provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended
	May 5, 2018	April 29, 2017
GAAP net income (loss)	$28,059	$(3,370)
Adjustments (pre-tax):
Cost of goods sold:
Impact of inventory step-up [a]	190	1,380
Recall accrual [b]	(254)	—
Selling, general and administrative expenses:
Post-acquisition related legal costs [c]	1,915	—
Distribution center closures [d]	(2,072)	—
Interest expense—net:
Amortization of debt discount [e]	7,272	6,715
Subtotal adjusted items	7,051	8,095
Impact of income tax on adjusted items [f]	(1,656)	(2,931)
Adjusted net income [g]	$33,454	$1,794

[a]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[b]	Represents an adjustment related to certain product recalls.
[c]	Represents legal expenses incurred in connection with the final purchase price of Waterworks.
[d]

Represents an adjustment to the lease related liability associated with the Dallas distribution center closure in fiscal 2017, primarily due to the remeasurement of the liability for lease losses resulting from a sublease agreement we entered into in April 2018 that resulted in an update to both the timing and the term of future lease-related cash inflows.

[e]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”) and for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their respective terms. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.6 million and $0.7 million during the three months ended May 5, 2018 and April 29, 2017, respectively.

[f]	The adjustments for the three months ended May 5, 2018 and April 29, 2017 represent the tax effect of the adjusted items based on our effective tax rates of 23.3% and 36.2%, respectively.
[g]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF DILUTED NET INCOME (LOSS) PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended
	May 5, 2018	April 29, 2017
Diluted net income (loss) per share	$1.11	$(0.09)

Pro forma diluted net income (loss) per share [a]	$1.11	$(0.09)
EPS impact of adjustments (pre-tax) [b]:
Amortization of debt discount	0.29	0.18
Post-acquisition related legal costs	0.08	—
Impact of inventory step-up	0.01	0.04
Distribution center closures	(0.08)	—
Recall accrual	(0.01)	—
Subtotal adjusted items	0.29	0.22
Impact of income tax items [b]	(0.07)	(0.08)
Adjusted diluted net income per share [c]	$1.33	$0.05

[a]	Pro forma diluted net loss per share for the three months ended April 29, 2017 is calculated based on GAAP net loss and diluted weighted-average shares of 37,879,107.
[b]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[c]

Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT

(In thousands)

(Unaudited)

	Three Months Ended
	May 5, 2018	April 29, 2017
Gross profit	$212,035	$170,256
Impact of inventory step-up [a]	190	1,380
Recall accrual [a]	(254)	—
Adjusted gross profit [b]	$211,971	$171,636

Net revenues	$557,406	$562,080

Gross margin [c]	38.0%	30.3%
Adjusted gross margin [c]	38.0%	30.5%

[a]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted gross profit is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted gross profit as gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted gross profit is included in this press release because management believes that adjusted gross profit provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by net revenues.

RH

RECONCILIATION OF NET INCOME (LOSS) TO OPERATING

INCOME AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended
	May 5, 2018	April 29, 2017
Net income (loss)	$28,059	$(3,370)
Interest expense—net	17,035	12,179
Income tax expense (benefit)	8,507	(1,913)
Operating income	53,601	6,896
Post-acquisition related legal costs [a]	1,915	—
Impact of inventory step-up [a]	190	1,380
Distribution center closures [a]	(2,072)	—
Recall accrual [a]	(254)	—
Adjusted operating income [b]	$53,380	$8,276

Net revenues	$557,406	$562,080

Operating margin [c]	9.6%	1.2%
Adjusted operating margin [c]	9.6%	1.5%

[a]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this press release because management believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by net revenues.

RH

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	May 5, 2018	April 29, 2017
Net income (loss)	$28,059	$(3,370)
Depreciation and amortization	17,047	16,020
Interest expense—net	17,035	12,179
Income tax expense (benefit)	8,507	(1,913)
EBITDA [a]	70,648	22,916
Non-cash compensation [b]	7,997	5,289
Post-acquisition related legal costs [c]	1,915	—
Impact of inventory step-up [c]	190	1,380
Distribution center closures [c]	(2,072)	—
Recall accrual [c]	(254)	—
Adjusted EBITDA [a]	$78,424	$29,585

[a]

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income (loss) before depreciation and amortization, interest expense and provision for income taxes. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance.  EBITDA and Adjusted EBITDA are included in this press release because management believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.

[b]	Represents non-cash compensation related to equity awards granted to employees.
[c]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.

RH

RECONCILIATION OF NET INCOME TO EBITDA

AND ADJUSTED EBITDA TRAILING TWELVE MONTHS

(In thousands)

(Unaudited)

	Trailing Twelve Months
	May 5, 2018	July 29, 2017
Net income	$33,609	$721
Depreciation and amortization	71,162	63,606
Interest expense—net	67,426	49,626
Goodwill impairment [a]	33,700	—
Loss on extinguishment of debt [b]	4,880	—
Income tax expense	38,391	11,168
EBITDA [m]	249,168	125,121
Non-cash compensation [c]	53,417	51,296
Recall accrual [d]	7,453	9,348
Asset impairment and lease losses [e]	4,417	12,743
Distribution center closures [f]	3,723	—
Post-acquisition related legal costs [g]	1,915	—
Impact of inventory step-up [h]	1,337	5,294
Anti-dumping exposure [i]	(2,202)	—
Gain on sale of building and land [j]	(2,119)	(1,300)
Aircraft impairment [k]	—	4,767
Reorganization related costs [l]	—	974
Adjusted EBITDA [m]	$317,109	$208,243

[a]	Represents goodwill impairment related to the Waterworks reporting unit.
[b]	Represents the loss on extinguishment of debt related to the second lien term loan which was repaid in full in October 2017.
[c]	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to a fully vested option grant made to Mr. Friedman in May 2017.
[d]	Represents an adjustment related to certain product recalls.
[e]	Represents the impairments associated with RH Contemporary Art and RH Kitchen.
[f]

Represents property and equipment disposals, lease related charges, inventory transfer costs, severance expense and other costs associated with two distribution center closures, which were completed in November 2017 and January 2018.

[g]	Represents legal expenses incurred in connection with the final purchase price of Waterworks.
[h]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[i]

Represents the release of the remaining reserve for potential claims regarding anti-dumping duties which we believe have lapsed. The reserve related to potential tariff obligations of one of our foreign suppliers following the U.S. Department of Commerce’s review on the anti-dumping duty order on wooden bedroom furniture from China for the period from January 1, 2011 through December 31, 2011.

[j]	Represents the gain on the sale of building and land of one of our owned retail Galleries.
[k]	Represents the impairment recorded upon reclassification of aircraft as asset held for sale.
[l]

Represents costs associated with a reorganization, which include severance costs and related taxes, partially offset by a reversal of stock-based compensation expense related to unvested equity awards.

[m]	Refer to footnote [a] within table titled “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA.”

RH

TOPIC 606 IMPACT OF ADOPTION

(In thousands)

(Unaudited)

We adopted ASU 2014-09 (“Topic 606”), which pertains to revenue recognition, on February 4, 2018.

The adoption of Topic 606 had the most material impact on the timing of advertising expense recognition related to direct response advertising, including costs associated with the Company’s Source Books. Under Topic 606, the Company will recognize expense associated with the Source Books upon the delivery of the Source Books to the carrier. Prior to adoption of Topic 606, costs associated with Source Books were capitalized and amortized over their expected period of future benefit.

	Three Months Ended May 5, 2018
	As Reported	% of Net Revenues	Topic 606 Adjustments	Balances without Adoption of Topic 606	% of Net Revenues
Net revenues [a]	$557,406	100.0%	$(7,610)	$549,796	100.0%
Cost of goods sold [b]	345,371	62.0%	(2,988)	342,383	62.3%
Gross profit	212,035	38.0%	(4,622)	207,413	37.7%
Selling, general and administrative expenses [c]	158,434	28.4%	3,803	162,237	29.5%
Income from operations	53,601	9.6%	(8,425)	45,176	8.2%
Interest expense—net	17,035	3.1%	—	17,035	3.1%
Income before income taxes	36,566	6.5%	(8,425)	28,141	5.1%
Income tax expense [d]	8,507	1.5%	(1,950)	6,557	1.2%
Net income	$28,059	5.0%	$(6,475)	$21,584	3.9%

[a]

Adjustment to net revenues includes (i) $6.7 million associated with deferred revenue, (ii) $0.5 million associated with incentive payment amortization and (iii) $0.4 million associated with gift card breakage.

[b]	Adjustment to costs of goods sold represents deferred cost of goods sold of $2.5 million and the impact of related shipping expenses of $0.5 million.
[c]

Adjustment to selling, general and administrative expenses include a $4.9 million increase in advertising expense, partially offset by gift card breakage of $0.6 million and incentive payment amortization of $0.5 million.

[d]	Adjustment to income tax expense represents the tax effect of the adjustments based on our effective tax rate of 23.3%.

The following table summarizes the impact of adopting Topic 606 on our condensed consolidated balance sheet:

	As of May 5, 2018
	As Reported	Topic 606 Adjustments	Balances without Adoption of Topic 606
Other current assets	$98,678	$27,652	$126,330
Other non-current assets	44,934	(6,561)	38,373
Accounts payable and accrued expenses	264,173	(638)	263,535
Deferred revenue, customer deposits and other current liabilities	232,323	7,168	239,491
Stockholders’ equity	8,642	14,561	23,203

RH

FISCAL 2018 GUIDANCE BY QUARTER

(In millions, except per share data)

The Company is providing the following outlook for fiscal 2018:

	First Quarter 2018	Second Quarter 2018	Third Quarter 2018	Fourth Quarter 2018	Fiscal Year 2018
Adjusted net revenues	$557.4 [a]	$655 - $662	$640 - $652	$678 - $699	$2,530 - $2,570
% growth vs. prior year	(1)%	6% - 7%	8% - 10%	8% - 11% [b]	5% - 7% [b]

Adjusted gross margin (% of net revenues)	38%	40.5% - 40.7%	39.5% - 40.0%	39.0% - 39.5%	39.3% - 39.6%

Adjusted SG&A (as % of net revenues)	28.5% [a]	29.6% - 29.8%	31.6% - 32.0%	25.1% - 25.5%	28.6% - 28.9%

Adjusted operating margin (% of net revenues)	9.6%	10.8% - 11.1%	7.5% - 8.4%	13.5% - 14.4%	10.4% - 11.0%

Adjusted net income	$33.5	$45 - $47	$28 - $33	$61 - $67	$168 - $181

Adjusted diluted EPS	$1.33	$1.70 - $1.77	$1.04 - $1.23	$2.16 - $2.39	$6.34 - $6.83

[a]	First quarter net revenues and SG&A as a percentage of net revenues are both shown on a GAAP basis.
[b]	On comparable 13-week to 13-week basis for fourth quarter 2018 and 52-week to 52-week basis for fiscal 2018. The extra week added approximately $42.6 million to fiscal 2017 net revenues.

Note: The Company’s adjusted net income does not include certain charges and costs. The adjustments to net revenues, gross margin, selling, general and administrative expenses, operating income, operating margin and net income in future periods are generally expected to be similar to the kinds of charges and costs excluded from such non-GAAP financial measures in prior periods, such as unusual non-cash and other compensation expense; one-time income tax expense or benefits; legal claim related expenses; recall accruals; reorganization costs including severance costs and related taxes; non-cash amortization of debt discount; and charges and costs in connection with the acquisition of Waterworks, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company’s adjusted net revenues, adjusted gross margin, adjusted selling, general and administrative expenses, adjusted operating income, adjusted operating margin and adjusted net income. The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

RH

ESTIMATED TOPIC 606 IMPACT TO FISCAL GUIDANCE 2018 BY QUARTER

	First Quarter 2018	Second Quarter 2018	Third Quarter 2018	Fourth Quarter 2018	Fiscal Year 2018
Net revenues	1.1% Increase	0.1% Decrease	0.1% Decrease	0.7% Increase	0.4% Increase

Adjusted gross margin (% of net revenues)	30 bps Increase	No impact	No impact	No impact	10 bps Increase

Adjusted SG&A (as % of net revenues)	110 bps Decrease	190 bps Increase	220 bps Increase	310 bps Decrease	10 bps Increase

Adjusted operating margin (% of net revenues)	140 bps Increase	190 bps Decrease	220 bps Decrease	310 bps Increase	No Impact

RH

ANTICIPATED IMPACT OF STOCK PRICE ON ADJUSTED DILUTED SHARES OUTSTANDING

(In millions, except stock price and per share data)

	Average Second Quarter Fiscal 2018 Stock Price
	$100.00	$120.00	$140.00	$160.00	$180.00	$200.00
Midpoint of Q2 2018 adjusted net income guidance	$46.0	$46.0	$46.0	$46.0	$46.0	$46.0

Q2 2018 adjusted diluted shares outstanding [a]	26.01	26.80	27.38	27.83	28.31	29.01

Q2 2018 adjusted earnings per share	$1.77	$1.72	$1.68	$1.65	$1.62	$1.59

	Average Fiscal 2018 Stock Price
	$100.00	$120.00	$140.00	$160.00	$180.00	$200.00
Midpoint of fiscal 2018 adjusted net income guidance	$174.5	$174.5	$174.5	$174.5	$174.5	$174.5

Fiscal 2018 adjusted diluted shares outstanding [a]	26.06	26.84	27.42	27.86	28.33	29.03

Fiscal 2018 adjusted earnings per share	$6.70	$6.50	$6.36	$6.26	$6.16	$6.01

Note: The table above is intended to demonstrate the impact of increasing stock prices on our adjusted diluted shares outstanding due to 1) additional in-the-money options and 2) the higher cost of acquired shares under the treasury stock method.

For GAAP purposes, we will incur dilution above the lower strike prices of our 2019 and 2020 convertible notes of $116.09 and $118.13, respectively. However, no additional shares will be included in our Adjusted Diluted Shares Outstanding calculation between $116.09 and $171.98 for our 2019 convertible notes, and between $118.13 and $189.00 for our 2020 convertible notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $171.98 and $189.00, we will incur dilution related to the 2019 convertible notes and 2020 convertible notes, respectively, and our obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

The calculation also includes assumptions around the timing and number of options exercises. Actual diluted shares outstanding may differ if actual exercises differ from estimates. The stock option awards outstanding for RH’s Chairman and CEO are included in all of the adjusted diluted shares outstanding scenarios above based on the exercise prices of $46.50, $75.43 and $50.00 for the November 2012, July 2013 and May 2017 grants, respectively.

[a]	Includes 0.134 million and 0.562 million incremental shares at $180.00 and $200.00 average share price, respectively, due to dilution from the convertible notes.